Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of AEP Transmission Company of our report dated February 22, 2018 relating to the financial statements, which appears in the 2017 Annual Report, which is incorporated by reference in AEP Transmission Company’s Annual Report on Form 10‑K for the year ended December 31, 2017. We also consent to the incorporation by reference of our report dated February 22, 2018 relating to the financial statement schedules, which appears in such Annual Report on Form 10‑K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
May 31, 2018